UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                          The Jim Henson Company, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                           1416 North La Brea Avenue
--------------------------------------------------------------------------------
                                    (Street)

 Hollywood                            CA                 90028
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Crown Media Holdings, Inc. (CRWN)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


13-2571101
________________________________________________________________________________
4.   Statement for Month/Year

     July 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  7/27/01        S               5,377,721   D      $16.74(1)  0             D(2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

                                                                          (Over)
                                                                  SEC 1474(7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Neither The Jim Henson Company, Inc. ("Henson") nor EM.TV & Merchandising AG ("EMTV") was a beneficial owner, director or officer of Crown Media Holdings, Inc. ("Crown") prior to March 15, 2001. They only became beneficial owners of Crown Class A Common Stock immediately after acquiring the above 5,377,721 shares on March 15, 2001. Therefore, their acquisition and subsequent sale (as reported on this Form 4) of such shares is not subject to any Section 16 short swing trading liability.

(2) These securities are owned solely by Henson, which is wholly owned subsidiary of EM.TV, a German corporation. As Henson's sole stockholder, EMTV also may be deemed to beneficially own the shares reported above for purposes of
Section 16 of the Exchange Act.

       /s/ Peter Schube                                       July 31, 2001
       --------------------------------------            -----------------------
Name:  Peter Schube                                               Date
Title: Secretary and Executive
       Vice President for
       Business & Legal Affairs


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collections of information contained in this form are not required unless the form displays a currently valid OMB number.

                                                                          Page 2
                                                                  SEC 1474(7-97)

                             Joint Filer Information

Name:                        EM.TV & MERCHANDISING AG

Address:                     Betastrasse 11
                             D-85774 Unterfohring
                             Germany

Designated Filer:            The Jim Henson Company, Inc.

Issuer and Ticker Symbol:    Crown Media Holdings, Inc. (CRWN)

Date of Event:
Requiring Statement:         7/27/01

Signature:                   EM.TV & MERCHANDISING AG

                             By:     /s/ Rainer Huther
                                     -------------------------------
                             Name:   Rainer Huther
                             Title:  Member of the Managing Board

                             By:     /s/ Jens Stahmann
                                     -------------------------------
                             Name:   Jens Stahmann
                             Title:  Vice Executive President